EMPLOYMENT AGREEMENT


          THIS EMPLOYMENT AGREEMENT ("Agreement") is made as of the 26th day of August, 1999, by and between PLATINUM EXECUTIVE SEARCH, INC., a New York corporation with an office for the conduct of this business at 342 Madison Avenue, suite 1500, New York, New York 10173 (the "Company"), and KIMBERLY ADAMS COLGATE, an individual residing at 7301 Chameleon Way, Sarasota, Florida 34241 (the "Executive").

          WHEREAS, the Company desires to employ the Executive as the President of U.S. LAWYERS, INC., ("USL") from and after the date of its acquisition by the Company, and as a Vice President of the Company, and the Executive desires to be employed by USL and the Company in such capacity; and

          WHEREAS, the parties hereto desire to enter into an agreement of employment mutually beneficial to said parties, and for the purpose of defining the rights, duties and obligations of each of the parties hereto;

          NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the Company and the Executive agree as follows:

     1. Employment. Upon the terms and subject to the conditions of this Agreement, the Company hereby employs the Executive and the Executive hereby accepts employment by the Company on the terms and conditions hereinafter set forth.

     2. Term. Subject to the provisions of Section 10 of this Agreement, Executive's employment shall be for a period of five (5) years commencing on October 1, 1999 and terminating on September 30, 2004.

     3. Executive's Position, Duties and Authority.

          3.1 Position. The Company shall employ the Executive, and the Executive shall serve as the President of the USL and a Vice President of the Company.

          3.2 Description. The Executive shall perform such duties and responsibilities on a full time basis as shall be reasonably assigned to the Executive by the President and Chief Executive Officer of the Company, and which are customarily incident to the day-to-day management and operation of USL and the Company or the offices of President and a Vice-President, respectively, including, but not limited to performing various administrative duties as shall be reasonably assigned to the Executive by the President and Chief Executive Officer of the Company.

          3.3 Authority. At all times during the Term, the Executive shall report directly to the Chairman and Chief Executive Officer of the Company, or to such other senior executive as the Chairman and Chief Executive Officer of the Company may designate.

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     4. Full-Time Services.

          4.1 General. The executive shall devote substantially all of her business time, labor, skill and energy to the business and affairs of the Company and to the duties and responsibilities referred to in Section 3.2 of this Agreement

          4.2 Opportunities; Investments. The Executive covenants and agrees that, during the Term, she shall inform the company of each business opportunity related tot he actual business being conducted by the Company or any of the Company's subsidiaries or affiliates of which she becomes aware and that she will not, directly or indirectly, exploit any such opportunity for her own account (without first offering it to the Company), nor will she render any services to any other person or business, or acquire any interest of any type in any other business, that competes with the actual business, or acquire any interest of any type in any other business, that competes with the actual business being conducted by the Company or any of the Company's subsidiaries or affiliates.

     5. Location of Employment. Unless the Executive consents otherwise in writing, the principal location for the performance of her duties hereunder shall be at the Company's offices in New York City and at USL's offices in Sarasota, Florida.

     6. Base Salary/Bonuses.

          6.1 Base Salary. The Company shall, commencing October 1, 1999 and during the continuance of the Executive's employment hereunder, pay to the Executive, and the Executive agrees to accept, in consideration of her services, a salary (the "Base Salary") at a rate of TWELVE THOUSAND FIVE HUNDRED AND NO/100THS DOLLARS ($12,500.00) per month. All Base Salary shall be payable in accordance with the Company's normal payroll practices, so long as the Executive's employment continues as provided by this Agreement.

          6.2 Bonus. During the Term of this Agreement, the Executive shall be eligible to receive an annual (calendar year) bonus, payable at the discretion of the Board of Directors, of no less than 15 percent of the increase, if any, in pre-tax profits of USL. Calculation of pre-tax profits shall be made in good faith by the Company's Chief Financial Officer consistent with the Company's usual and customary practice.

     7. Stock Options. Commencing with the Term of this Agreement, the Executive shall be eligible to receive the following options (collectively, the "Stock Options") to purchase shares of the Company's Common Stock as provided below:

          Stock Options, to be issued January 5, 2000, to acquire 25,000 shares, as adjusted for any stock splits, stock dividends or similar events occurring after the date hereof, of the Common Stock of the Company, at a price equal to the market value of the Company's Common Stock as of twenty (20) days after becoming a public company with registered Common Stock.

The Stock Options shall fully vest on the date of their issuance to the Executive, shall not be transferable expect upon the optionee's death, shall, unless terminated, be exercisable for 10

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years form the date of  issuance,  shall be subject  to early  termination  upon cessation of employment with the Company as set forth in greater detail in Exhibit A hereto, and shall be subject to such other terms and conditions applicable to stock options of the Company pursuant to the Company's stock option plan.

     8. Expenses; Vacation. The Company shall reimburse the Executive in accordance with the Company's regular procedures in effect from time to time and in form suitable to establish the validity of such expenses for tax purposes, all ordinary, reasonable and necessary travel entertainment and other business expenses as shall be incurred by her in the performance of her duties hereunder. During the Term of this Agreement, the Executive shall be entitled to twenty
(20) days vacation annually with pay.

     9. Benefits. During the Term, the executive shall be eligible to participate in any pension or profit-sharing plan or program of the Company now existing or hereafter established, on terms no less favorable than those made available to the other senior executives of the Company. Upon meeting all applicable eligibility requirements, the Executive shall be entitled to receive such other benefits or rights as may be provided under any employment benefit plan provided by the Company that is now or hereafter will be reflected, including participation in life, medical, disability, and dental insurance plans.

     10. Termination.

          10.1 Notwithstanding the provisions of Sections 1 and 2 hereof, this agreement may be terminated prior to the expiration of the Term by the President and Chief Executive Officer of the Company upon the occurrence of any of the following events:

               10.1.1 Upon the death of the Executive;

               10.1.2 Upon the inability of the Executive to perform her duties in any material respects on account of illness or other incapacity for the longer of (i) three (3) months in any periods of 12 consecutive months or (ii) any longer period prescribed by any applicable law;

               10.1.3 For Cause, which shall be defined as:

                    (a) the Executive is convicted of a felony criminal offense, or of a criminal offense involving any act or acts of moral turpitude;

                    (b) The Executive if found guilty of any act of dishonesty, fraud or theft from the Company, or any of the Company's subsidiaries or affiliates;

                    (c) In the event of willful malfeasance, gross negligence, or gross or willful material misconduct in the performance of her duties hereunder; or

                    (d) Upon the failure or refusal by the Executive to perform according to or to comply with the reasonable policies and directions established by the Company after written notice of such non-compliance stating what is required of the Executive to cure such non-compliance and a reasonable opportunity to cure such non-

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compliance within ten (10) business days of delivery of such notice.

     11. Confidential Information. The Executive shall be prohibited from disclosing to anyone (except to the extent reasonably necessary to perform the Executive's duties hereunder) any confidential information concerning the business or affairs of the Company or the Company's subsidiaries or affiliates which the Executive may have acquired in the course of and as incident to her employment or prior dealings with the Company or the Company's subsidiaries or affiliates, including, without limitation, client lists, business or trade secrets, or methods or techniques used by the Company or the Company's subsidiaries or affiliates in or about its business. The obligation in this
Section 11 survives the expiration or earlier termination of this Agreement.

     12. Notices. Any notice, direction or instruction required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice, direction or instruction is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

          (a) If to the Company:

              Platinum Executive Search, Inc.
              342 Madison Avenue, Suite 1500
              New York, New York 10173
              Attention:  John Mazutto

              Attention:

              With a copy to:

              Robert Schneider, Esq.
              Graham & James LLP
              885 Third Ave, 21st Floor
              New York, New York  10022

          (b) If to the Executive:

              Kimberly A. Colgate
              United States Lawyers, Inc.
              7301 Chameleon Way
              Sarasota, Florida  34241

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     13. General.

          13.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

          13.2 Entire Agreement. This agreement sets forth the entire agreement and an understanding of the parties relating to the subject matter hereof and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties, except as specifically provided herein.

          13.3 Successors and Assigns. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive, except that the Executive may designate one or more beneficiaries to receive any amounts that would otherwise be payable hereunder to the Executive's estate. This Agreement shall be binding on any successor to the Company whether by merger, consolidation, acquisition of all or substantially all of the Company's assets or business or otherwise, as fully as if such successor were a signatory hereto; and the Company shall cause such successor to, and such successor shall, expressly assume the Company's obligations hereunder.

          13.4 Amendments; Waivers. This agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without consent in writing of the parties hereto. However, in the event that the Company issues an Employee Manual which amends or modifies any policy specifically identified and incorporated into this Agreement, such policy automatically shall be deemed included as part of this Agreement without further consideration other than the continued performance of this Agreement's material terms by the Company.

          13.5 Ability to Fulfill Obligations. Neither the Company nor the Executive is a party to or bound by any agreement which would be violated by the terms of this Agreement.

          13.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original. It shall not be necessary when making proof of this Agreement to account for more than one counterpart

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                    PLATINUM EXECUTIVE SEARCH, INC.


                                    By: /s/ John Mazzuto
                                       -----------------------------------
                                    Name: John Mazzuto
                                    Title: President


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                                    EXECUTIVE:

                                    /s/ KIMBERLY ADAMS COLGATE
                                    --------------------------------------
                                    KIMBERLY ADAMS COLGATE



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                                    EXHIBIT A


                       Early Termination of Stock Options
                       ----------------------------------


          1. Should Optionee cease service for any reason other than death or permanent disability while the option remains outstanding, then Optionee will have a three (3) month period measured from the date of such cessation of Service in which to exercise the option for any or all of the option shares of which the option is exercisable at the time of such cessation of Service. In no event, however, may the option be exercised at any time after the specified expiration date of the option term. Upon the expiration of such three (3) month period or (if earlier) upon the specified expiration date of the option term, the option will terminate and cease to be outstanding.

          2. Should Optionee die while in service or within the three (3) month period following his or her cessation of service, then the personal representative of Optionee's estate or the person or persons to whom the option is transferred pursuant to the Optionee's will or in accordance with the laws of descent and distribution will have the right to exercise the option for any or all of the option shares for which the option is exercisable at the time of Optionee's cessation of service, less any option shares subsequently purchased by Optionee prior to death. Such right will lapse, and the option ill terminate and cease to remain outstanding, upon the earlier of the (i) the expiration of the twelve (12) month period measured from the date of Optionee's death or (ii) the expiration date.

          3. Should (i) Optionee's service be terminated for misconduct (including, but no limited to, any act of dishonesty, willful misconduct, fraud or embezzlement) or (ii) Optionee make any unauthorized use or disclosure of confidential information or trade secrets of the Company or any parent or subsidiary, then in any such event the option will terminate immediately and cease to be outstanding.









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